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                                                                    EXHIBIT 10.2

                    TAX SHARING AND INDEMNIFICATION AGREEMENT

          THIS TAX SHARING AND INDEMNIFICATION AGREEMENT ("Agreement") is entered into as of June 30, 2001, by and between Equifax Inc., a Georgia corporation ("Equifax"), and Certegy Inc., a Georgia corporation ("Certegy").

          WHEREAS, Equifax is the common parent and Certegy is currently a member of an "affiliated group," as that term is defined in section 1504 of the Code (such term and certain capitalized terms being defined in Section 1.1), that currently files consolidated federal income tax returns; and

          WHEREAS, Certegy is a holding company and a wholly-owned subsidiary of Equifax; and

          WHEREAS, pursuant to that certain Distribution Agreement Plan of Reorganization and Distribution dated as of even date with this Agreement (the "Distribution Agreement") and subject to the terms and conditions thereof, Equifax will transfer and assign or cause members of the Equifax Group to transfer and assign to Certegy certain assets and businesses associated with the Payment Services Business and the stock of certain corporations that conduct the Payment Services Business; and

          WHEREAS, prior to the Contribution, Equifax and certain Equifax Affiliates will undertake the Foreign Restructuring to separate the Payment Services Business from Equifax in foreign jurisdictions; and

          WHEREAS, pursuant to the Distribution Agreement and subject to the terms and conditions thereof, after the Contribution, Equifax will distribute to its shareholders on a pro rata basis all of the issued and outstanding stock of Certegy; and

          WHEREAS, the parties intend that the Contribution and the Distribution qualify as a tax-free reorganization and distribution under section 368(a)(1)(D) and section 355 of the Code;

          WHEREAS, in contemplation of the Distribution, the Equifax Group and the Certegy Group desire to set forth their rights and obligations with respect to foreign, federal, state and local taxes due for periods both before and after the Distribution and with respect to certain tax and other liabilities that might be arise in connection with the Distribution;

          NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 For purposes of this Agreement, the following definitions shall apply:

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          (a) "2000 Certegy Tax Liabilities" has the meaning ascribed to such term in Section 5.5.

          (b) "2001 Certegy Estimated Tax Liabilities" has the meaning ascribed to such term in Section 5.6.

          (c) "Additional Restructuring Tax" means any Restructuring Tax other than any Contemplated Restructuring Taxes.

          (d) "Affiliated Group" means an affiliated group of corporations within the meaning of section 1504(a) (determined without regard to the exceptions contained in section 1504(b)) of the Code for the taxable period in question.

          (e) "Certegy Group" means (i) with respect to any period prior to the Distribution Date, Certegy, Payment Services, any other entity directly or indirectly conducting the Payment Services Business, and each of such entities' wholly-owned subsidiaries; provided that the Certegy Group shall not include Light Signatures, Inc., High Integrity Systems, LLC, or any other entity owned by Equifax after giving effect to the Separation and the Distribution, and (ii) with respect to any period on or after the Distribution Date, (A) the Affiliated Group of which Certegy or any successor of Certegy is the common parent; and (B) any entity in which any member of such Affiliated Group owns some or all of the equity.

          (f) "Certegy Issue" means any issue raised by any Tax Authority, which issue results in (i) proposed Restructuring Taxes for which Certegy could be liable pursuant to Section 2.3 hereof, or (ii) proposed Taxes for which Certegy could be liable pursuant to Section 2.2 hereof.

          (g) "Certegy Tainting Act" means (i) any breach by any member of the Certegy Group of any written representation or covenant relating to the Certegy Group made in any Ruling Document, or (ii) any action or actions of or involving any member of the Certegy Group, or any omission or omissions of any such Person (whether or not such action or omission is permitted pursuant to this Agreement), of an action or actions available to it, after the Distribution Date, if such breach, action or omission described in (i) or (ii) contributes to a Final Determination imposing any Additional Restructuring Tax on any member of the Equifax Group or the Certegy Group.

          (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (i) "Consolidated Returns" means the consolidated United States federal income tax returns of the Affiliated Group of which Equifax is the common parent for consolidated return years beginning before the Distribution Date and any consolidated, combined or similar state income tax returns of any members of the Equifax Group for taxable years beginning before the Distribution Date (including, in each case, any amendments thereto).

          (j) "Contemplated Restructuring Tax" means any Restructuring Tax set forth on Exhibit B to this Agreement.


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          (k) "Contribution" has the meaning ascribed to such term in the
Distribution Agreement.

          (l) "Distribution" has the meaning ascribed to such term in the Distribution Agreement.

          (m) "Distribution Agreement" has the meaning ascribed to such term in the recitals to this Agreement.

          (n) "Distribution Date" has the meaning ascribed to such term in the Distribution Agreement.

          (o) "Effective Time" has the meaning ascribed to such term in the Distribution Agreement.

          (p) "Equifax Affiliate" means any member of the Equifax Affiliated Group.

          (q) "Equifax Group" means, for each taxable period, (i) the Affiliated Group of which Equifax or any successor of Equifax is the common parent; and
(ii) any entity in which any member of the Affiliated Group described in clause
(i) above owns some or all of the equity, provided, however, that the Equifax Group shall not include any member of the Certegy Group.

          (r) "Equifax Issue" means any issue raised by any Tax Authority, which issue results in (i) proposed Restructuring Taxes (whether or not it is alleged that a member of the Equifax Group is at fault or is partially at fault), or
(ii) proposed Taxes for which Equifax could be liable pursuant to Section 2.1 hereof.

          (s) "Equifax Tainting Act" means (i) any breach by any member of the Equifax Group of any written representation or covenant relating to the Equifax Group made in any Ruling Document, or (ii) any action or actions of or involving any member of the Equifax Group or any omission or omissions of any such Person of an action or actions available to it (whether or not such action or omission is permitted pursuant to this Agreement), after the Distribution Date, if such breach, action or omission described in (i) or (ii) contributes to a Final Determination imposing any Additional Restructuring Tax on any member of the Equifax Group or the Certegy Group.

          (t) "Expenses" means out-of-pocket expenses and shall not include any overhead or indirect costs.

          (u) "Final Determination" means the final resolution of liability for any Tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions, except that a Form 870 or 870-AD, successor form, or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction which has become final and unappealable; (iii) by a closing agreement or offer in compromise under section 7121 or 7122 of the Code or any subsequently enacted corresponding provisions of the Code, or comparable


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agreements under the laws of other jurisdictions; (iv) by an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition by reason of the expiration of the applicable statute of limitations.

          (v) "Foreign Restructuring" means the transactions undertaken prior to the Contribution to separate the Payment Services Business from the other Equifax businesses in foreign jurisdictions, as described on Exhibit A.

          (w) "Group" means the Equifax Group or the Certegy Group, as the context so requires.

          (x) "Initial IRS Ruling" means the private letter ruling issued by the IRS regarding certain Federal income Tax consequences of the Separation and the Distribution.

          (y) "IRS" means the United States Internal Revenue Service.

          (z) "Payment Services" means Certegy Payment Services, Inc., a wholly -owned subsidiary of Equifax organized under the laws of the State of Delaware.

          (aa) "Payment Services Business" means the businesses conducted by Equifax and its affiliates of providing payment transaction processing and check risk management services to financial institutions and merchants.

          (bb) "Post-Distribution Period" means (i) any Tax Period beginning after the Effective Time and (ii) the portion of any Straddle Period beginning after the Effective Time.

          (cc) "Pre-Distribution Period" means (i) any Tax Period ending on or before the Effective Time and (ii) the portion of any Straddle Period ending on or before the Effective Time.

          (dd) "Regulations" means Income Tax Regulations issued by the United States Department of Treasury pursuant to the Code.

          (ee) "Restructuring Tax" means any Tax imposed on any member of the Equifax Group or the Certegy Group resulting from the Separation or the Distribution that would not have been imposed had such transactions not occurred.

          (ff) "Ruling Documents" means (i) the request for the Initial IRS Ruling, filed with the IRS in connection with the Separation and Distribution, together with any supplemental filings or requests for Supplemental Ruling or other materials subsequently submitted on behalf of Equifax, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to Equifax in connection with the Separation and Distribution or (ii) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Separation or Distribution.

          (gg) "Separation" means the transactions necessary to transfer the Payment Services Business to Certegy, including without limitation, the transactions necessary to transfer


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the equity of High Integrity Systems, LLC to Equifax, the Foreign Restructuring,
and the Contribution.

          (hh) "Special Refund Allocation Ratio" means with respect to either Group, the aggregate outstanding amount of Special Refund Claims filed by a member of such Group pending as of the Effective Date divided by the aggregate outstanding amount of all Special Refund Claims.

          (ii) "Special Refund Claims" means the claims for refund of state income Taxes filed by members of the Equifax Group and the Certegy Group prior to the Effective Date and still outstanding as of the Effective Date, as set forth on Exhibit C to this Agreement.

          (jj) "Straddle Period" means any Tax Period that begins before the Effective Time and ends after the Effective Time.

          (kk) "Supplemental Ruling" means any ruling issued after the issuance of the Initial IRS Ruling (a) by the IRS in connection with the Distribution or any transactions undertaken in connection with the Distribution or (b) by any other Tax Authority, addressing the application of a provision of the laws of another jurisdiction to any transaction undertaken in connection with the Distribution.

          (ll) "Supplemental Ruling Documents" has the meaning ascribed to such term in Section 2.5(d)(i).

          (mm) "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, whether domestic or foreign, imposed by any Tax Authority, and without limiting the generality of the foregoing shall include net income, alternative or add-on minimum tax, gross income, sales, use, franchise, gross receipts, value added, ad valorem, profits, license, payroll, withholding, social security, unemployment insurance, employment, property, transfer, recording, excise, severance, stamp, occupation, premium, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Tax Authority. For purposes of computing the Taxes of a party for any purpose of this Agreement, interest shall be computed without regard to any Tax Items attributable to any other party (as determined pursuant to Section 2.4) and without regard to any netting of interest on any refund of Tax owed by the Tax Authority to the other party.

          (nn) "Tax Authority" means any nation, locality, municipality, government, authority, state, federation, or other governmental body or agency.

          (oo) "Tax Benefit" means any Tax Item which decreases Taxes paid or payable.

          (pp) "Tax Controversy" means any audit, examination, dispute, suit, action, litigation, or other judicial or administrative proceeding by or against the IRS or any other Tax Authority. Notwithstanding the foregoing, any proceeding pursuant to the Special Refund Claims shall not constitute a Tax Controversy for purposes of this Agreement.


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          (qq) "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item, including, but not limited to, an adjustment under Code section 481 resulting from a change in accounting method, which increases or decreases Taxes paid or payable.

          (rr) "Tax Period" means with respect to any Tax, the period for which the Tax is reported.

          (ss) "Tax Returns" means all reports, estimates, declarations of estimated tax, information statements, returns or other documents required or permitted to be filed with a Tax Authority in connection with any Taxes, including but not limited to requests for extensions of time, information statements and reports, claims for refund, and amended returns.

                                   ARTICLE II
                          ALLOCATION OF TAX LIABILITIES

     2.1 Equifax Group.

          (a) Current and Prior Periods. Except as otherwise provided in this Agreement, Equifax shall be responsible and liable for all Taxes attributable to the Equifax Group that are imposed for any Pre-Distribution Period. Equifax hereby assumes all such liability and shall indemnify and hold harmless Certegy and any member of the Certegy Group from and against any share or amount of all Taxes attributable to the Equifax Group that are imposed for any Pre-Distribution Period.

          (b) Future Periods. Except as otherwise provided in this Agreement, Equifax shall be responsible and liable for all Taxes attributable to the Equifax Group that are imposed for any Post-Distribution Period and shall indemnify and hold harmless Certegy and any member of the Certegy Group from and against all such Taxes.

     2.2 Certegy Group.

          (a) Current and Prior Periods. Except as otherwise provided in this Agreement, Certegy shall be responsible and liable for all Taxes attributable to the Certegy Group that are imposed for all Pre-Distribution Periods. Certegy hereby assumes all such liability and shall indemnify and hold harmless Equifax and any member of the Equifax Group from and against any share or amount of Taxes attributable to the Certegy Group that are imposed for any Pre-Distribution Period.

          (b) Future Periods. Except as otherwise provided in this Agreement, Certegy shall be liable for all Taxes attributable to the Certegy Group that are imposed for any Post-Distribution Period, and shall indemnify and hold harmless Equifax and any member of the Equifax Group from and against all such Taxes.

     2.3 Restructuring Taxes.

          (a) Generally. Notwithstanding Section 2.1 or Section 2.2 to the contrary, Equifax shall be responsible and liable for and shall indemnify and hold harmless each member


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of the Certegy Group from and against any and all Contemplated Restructuring
Taxes. Notwithstanding anything in this Article II (other than Section 2.3(b) or
Section 2.3(c)) to the contrary, Equifax shall be responsible and liable for, and shall indemnify and hold harmless Certegy and any member of the Certegy Group from and against, any and all Additional Restructuring Taxes.

          (b) Liability and Indemnification for Certegy Tainting Acts. Notwithstanding anything in this Article II (other than Section 2.3(c)) to the contrary, Certegy shall be responsible and liable for and shall indemnify and hold harmless each member of the Equifax Group from and against, (i) any Additional Restructuring Taxes, and (ii) any liability resulting from a decision that Equifax is liable to Equifax's or Certegy's shareholders because of a Final Determination that the Distribution is taxable, but in any case only to the extent such Additional Restructuring Taxes or liability to shareholders is due to a Certegy Tainting Act (and not an Equifax Tainting Act).

          (c) Liability and Indemnification for Combined Tainting Acts. Notwithstanding anything in this Article II to the contrary, in the event of a Final Determination that Additional Restructuring Taxes are due to a Tax Authority and such Additional Restructuring Taxes are caused by both an Equifax Tainting Act and a Certegy Tainting Act, then the liability of Equifax and Certegy for any Restructuring Taxes arising from such Final Determination and any liability to shareholders arising from such Final Determination shall be borne fifty percent (50%) by Equifax and fifty percent (50%) by Certegy. Each party, jointly and severally with its Affiliated Group, agrees to pay and to indemnify and hold the other party harmless from and against the amount of Additional Restructuring Taxes and liability to shareholders allocated to such first party under this subsection 2.3(c).

     2.4 Allocation of Tax Liabilities. For purposes of determining whether any Taxes or Tax Items are attributable to the Certegy Group or the Equifax Group and whether any Tax Item is attributable to a Pre-Distribution Period or a Post-Distribution Period, the following principles shall apply:

          (a) For purposes of this Agreement, the determination of whether Taxes or Tax Items are "attributable" to a member of the Certegy Group or the Equifax Group shall be made using the methods that Equifax has used in Tax Periods prior to the Distribution Date to allocate its Tax liabilities among the various members of its affiliated group; provided that in any state that imposes income Tax on a unitary basis, such determination for any Straddle Period shall be based on apportionment factors applicable for the businesses and operations of each Group as of the Effective Time notwithstanding any change in apportionment factors resulting from a change in such businesses and operations occurring after the Effective Time. The fact that a member of the Certegy Group or the Equifax Group prepared or filed a return with respect to any Taxes is not relevant in determining whether such Taxes are "attributable" to such member.

          (b) The principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by Equifax shall apply in determining whether a Tax Item is attributable to a Tax Period provided that (i) no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's item); and (ii) if the Distribution


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Date does not coincide with the end of a calendar month, the provisions of
Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month that includes the Distribution Date (or the parties shall consistently use such accounting conventions as the parties shall hereafter agree in writing).

          (c) In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Separation and the Distribution shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

     2.5 Certain Representations and Covenants.

          (a) The parties hereby make the following representations and covenants.

               (i) Certegy for itself and on behalf of each member of the Certegy Group represents to Equifax that the information and representations furnished in any Ruling Document (as modified, qualified or elaborated in any subsequent Ruling Documents) are accurate and complete as of the date hereof, to the extent that such information and representations relate to the Certegy Group or the business or activities of such entity.

               (ii) Equifax for itself and on behalf of each member of the Equifax Group represents to Certegy that, as of the date hereof, there is no plan or intention to take any action inconsistent with the information and representations furnished in any Ruling Documents (as modified, qualified or elaborated in any subsequent Ruling Documents).

               (iii) Each of Certegy and Equifax respectively represents to the other party that, as of the date hereof, it is not aware of any plan or intention by the current shareholders of Equifax to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, Equifax or Certegy subsequent to the Distribution, except as described in any Ruling Document (as modified, qualified or elaborated in any subsequent Ruling Documents).

               (iv) Each of Certegy and Equifax respectively covenants to the other party (A) that it will use its best efforts to verify that the foregoing representations made by it in this Section 2.5(a) are accurate and complete as of the Distribution Date and (B) if, after the date hereof, it obtains information indicating, or otherwise becomes aware, that any such representations are or may be inaccurate or incomplete, that it will promptly inform the other party, as the case may be.

               (v) Each of Certegy and Equifax respectively covenants to the other party that it shall treat for income Tax purposes all transactions that are the subject of the Initial IRS Ruling consistently therewith.


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          (b) Each of Certegy and Equifax covenants to the other party that, except as permitted in Section 2.5(c):

               (i) During the two-year period following the Distribution Date, it will not merge or consolidate with any other person, or enter into any transaction that constitutes a liquidation of such entity for federal income tax purposes.

               (ii) During the two-year period following the Distribution Date, it will not sell, exchange, distribute or otherwise dispose of assets used in the active conduct of the historic businesses relied upon to satisfy Code section 355(b), if such sale, exchange, distribution, or other disposition would cause Code section 355(b) not to be satisfied if such test were applied immediately after such transaction.

               (iii) Following the Distribution, it will, for a minimum of two years, continue the active conduct of the historic businesses relied upon to satisfy Code section 355(b).

               (iv) It will not redeem, reacquire or otherwise repurchase stock in a manner contrary to the requirements of Section 4.05 of Revenue Procedure 96-30.

               (v) During the two-year period following the Distribution Date, it will not engage in any transaction resulting in the direct or indirect acquisition of such party's stock representing a 50% or greater interest in such party within the meaning of Code section 355(d)(4).

Equifax further covenants that it will prevent any member of the Equifax Group which is a party to the Canadian Restructuring or the U.K. Restructuring (each as defined in Exhibit A) from undertaking any transaction described in Section 2.5(b)(i) through Section 2.5(b)(v) above except as permitted in Section 2.5(c) below. Certegy further covenants that it will prevent any member of the Certegy Group which is a party to the Canadian Restructuring or the U.K. Restructuring from undertaking any transaction described in Section 2.5(b)(i) through Section 2.5(b)(v) above except as permitted in Section 2.5(c) below.

          (c) A party may take actions inconsistent with the covenants contained in Section 2.5(b), if prior to taking such action:

               (i) Such party obtains an opinion of counsel, which counsel and which opinion are acceptable to the other party in its reasonable discretion, to the effect that such actions should not affect the Federal income Tax treatment of the Separation and the Distribution to the parties and the shareholders of Equifax as set forth in any prior private letter ruling issued by the IRS, it being understood that each party agrees to cooperate with the other party and use its reasonable best efforts to assist the other party in attempting to obtain, as expeditiously as possible, any opinion requested by the other party described in this Section 2.5(c)(i);


                                       -9-

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               (ii) Equifax obtains a Supplemental Ruling to the effect that such actions will not affect the Federal income Tax treatment of the Separation and the Distribution to the parties and the shareholders of Equifax as set forth in any prior private letter ruling issued by the IRS; or

               (iii) Such party obtains the written consent of the other party.

          (d) Supplemental Rulings.

               (i) Equifax agrees that at the reasonable request of Certegy, Equifax shall cooperate with Certegy and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from a Tax Authority for the purpose of confirming (A) the continuing validity of any ruling (including another Supplemental Ruling) previously issued by the IRS or any other Tax Authority, or (B) compliance on the part of a member of the Certegy Group with its obligations under this Section 2.5. Equifax shall be obligated to seek a Supplemental Ruling requested by Certegy unless it reasonably believes that the relevant Tax Authority would not issue such a ruling. Notwithstanding the foregoing sentence, in no event shall Equifax be obligated to file a request for a Supplemental Ruling unless Certegy represents that (a) it has read the request for the Supplemental Ruling and any materials, appendices and exhibits to be submitted or filed therewith ('Supplemental Ruling Documents") and (B) all information (other than information provided by an external expert) and representations, if any, relating to any member of the Certegy Group contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Certegy shall reimburse Equifax for all reasonable costs and expenses incurred by Equifax in seeking or obtaining a Supplemental Ruling requested by Certegy. Certegy hereby agrees that Equifax shall have sole and exclusive control over the process of obtaining a Supplemental Ruling, and that only Equifax shall apply for a Supplemental Ruling. Certegy further agrees that it shall not seek any guidance from the IRS or any other Tax Authority concerning the Separation and the Distribution except as set forth in this Section 2.5(d).

               (ii) If Equifax determines that it will seek a Supplemental Ruling or other guidance from a Tax Authority after the date of this
          Agreement: (A) Equifax shall keep Certegy informed in a timely manner of all material actions taken or proposed to be taken in connection therewith; (B) Equifax shall (1) reasonably in advance of the submission of any such Supplemental Ruling Documents, provide Certegy with a draft copy thereof, (2) reasonably consider Certegy's comments on such draft copy, and (3) provide Certegy with a final copy of the Supplemental Ruling Documents; and (C) Equifax shall provide Certegy with notice reasonably in advance of, and Certegy shall have the right to attend, any formally scheduled meetings with the Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.


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                                   ARTICLE III
                                REFUNDS OF TAXES

     3.1 General. Except as provided in Section 3.2, each party shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Tax Authority with respect to any Tax Returns filed or to be filed by such party or a member of such party's Group in accordance with Article V of this Agreement, provided, however, that Certegy shall be entitled to retain or be paid all such refunds with respect to any Taxes to the extent such Taxes exclusively pertain to property or operations of the Certegy Group. Notwithstanding anything contained in this Section 3.1 to the contrary, Equifax shall be entitled to be paid and to retain, and Certegy shall not be entitled to retain and shall be required to pay over to Equifax, any refunds of Tax received to the extent (i) Equifax indemnified Certegy for the Taxes attributable to such refunds, or (ii) Equifax paid to the Tax Authority the Taxes attributable to such refunds and Equifax has not been indemnified by Certegy.

     3.2 Special Refund Claims.

          (a) The parties acknowledge that various members of the Equifax Group and the Certegy Group have filed the Special Refund Claims prior to the Effective Date. Notwithstanding any other provision of this Agreement, the parties shall be paid or shall retain any refunds received as a result of the Special Refund Claims as follows:

               (i) Until the aggregate amount of Tax refunds received in respect of Special Refund Claims is equal to the product of (A) the balance of general ledger account "Company 25 220-02-06" as of the Effective Time multiplied by (B) 1.8923, Equifax shall be entitled to be paid or to retain all proceeds from Tax refunds received by any party in respect of the Special Refund Claims. Equifax shall be responsible and liable for paying all professional fees and other costs directly related to the pursuit and collection and all Taxes attributable to the receipt of such Tax refunds and shall indemnify and hold harmless Certegy and any member of the Certegy Group against any such fees or Taxes.

               (ii) The proceeds of any Tax refunds received by any party in respect of the Special Refund Claims in excess of the amount set forth in Section 3.2(a)(i) shall be shared by the parties in proportion to their respective Special Refund Allocation Ratios. The parties shall be responsible and liable for the cost of all professional fees and other costs and expenses directly related to the pursuit and collection of Special Refund Claims and the collection of Tax refunds (including, without limitation, all Taxes attributable thereto) described in the preceding sentence in proportion to their respective Special Refund Allocation Ratios. Each party shall indemnify the other party for any amounts described in the preceding sentence to the extent that such party (or any member of such party's Group) incurs any such amounts in excess of such party's Special Refund Allocation Ratio.

          (b) Each party shall notify the other party promptly of any communication with any Tax Authority relating in whole or in part to any Special Refund Claim. Equifax and

Certegy shall cooperate with each other to allow each party to pursue the Special Refund Claims, and each party agrees to take all actions reasonably necessary or advisable to pursue the collection of all Tax refunds pursuant to the Special Refund Claims; provided that neither party shall have any obligation to take any action that would cause such party to incur additional Taxes (other than Taxes attributable to the receipt of the proceeds of the refund).

          (c) In the event that either Equifax or Certegy elects to withdraw from the pursuit of any Special Refund Claim by giving notice of such withdrawal to the other party, the Withdrawing Party (or any member of the Withdrawing Party's Group) shall thereafter have no right to retain or to be paid any Tax refund pursuant to such Special Refund Claim and shall have no obligation to pay any professional fees or other costs or expenses incurred after the date of such notice related to the pursuit of such Special Refund Claim. The Withdrawing Party shall continue to have the obligations described in Section 3.2(b). The remaining party may continue to pursue such Special Refund Claim, and shall be entitled to retain or to be paid all proceeds from any Tax refund received pursuant to such Special Refund Claim.

                                   ARTICLE IV
                      CARRYBACKS FROM SEPARATE RETURN YEARS

     4.1 General. Notwithstanding anything herein to the contrary, with the prior written consent of Equifax, which consent may not be unreasonably withheld, the Certegy Group may elect to carry back to any Taxable Period beginning before the Distribution Date any Tax Item arising in any Taxable Period beginning after the Distribution Date that the Certegy Group may properly elect to carry back for Federal income Tax purposes or combined state Tax purposes to a Consolidated Return. With respect to any such carryback, Equifax agrees to file such claims for refund and other returns as may be required to claim the Tax refunds attributable to such carryback items and to pay promptly after receipt to Certegy the cash amount of any refunds of Taxes, including the cash amount of any interest resulting from the utilization of such Tax Items, after taking into consideration any resulting increase or decrease in the Tax liability of any member of the Equifax Group. To the extent authorized by law, Equifax shall act as collection agent for the Certegy Group with respect to any such refund.

     4.2 Review and Expenses. The amount of any carryback by the Certegy Group shall be reviewed and approved (on the basis of Tax information contained in Certegy's Tax Return) by Equifax's certified public accountants as to the amount and validity of such carryback. Certegy agrees to reimburse Equifax for its reasonable Expenses incurred in reviewing, filing and securing any Certegy refund claims hereunder.

     4.3 Subsequent Disallowance. In the event that any Tax attribute for which Equifax has made a payment pursuant to Section 4.1 is subsequently reduced or disallowed, Certegy shall indemnify Equifax and hold it harmless from any Tax liability, including interest and penalties, incurred by reason of such reduction or disallowance.

                                    ARTICLE V
                             TAX RETURN PREPARATION

     5.1 Consolidated Returns.

          (a) Equifax shall prepare and timely file all Consolidated Returns. Certegy shall have a reasonable period under the circumstances to review the 2000 and 2001 Consolidated Returns. The Consolidated Returns shall be prepared and filed by Equifax in compliance with applicable Tax laws and on a basis that is consistent with any Ruling Documents or legal opinion obtained by Equifax in connection with the Distribution or Separation and, subject to the foregoing, consistent with Equifax's prior Consolidated Returns.

          (b) Certegy shall be responsible for preparing all information relating to the Certegy Group necessary for Equifax to prepare and file the Consolidated Returns. Such information shall include the annual federal and state, if any, Tax work preparation package, necessary to enable Equifax to prepare the Consolidated Returns, completed and delivered to Equifax on or before the same deadline imposed upon other Equifax business units. Such information shall be used as the basis for Equifax's preparation of the Consolidated Returns.

          (c) Equifax shall not make any election or consent in connection with such Consolidated Returns without the consent of Certegy, which consent shall not be unreasonably withheld, unless (i) such election or consent is not binding on any member of the Certegy Group for any Tax Period; or (ii) Certegy may revoke such elections without the consent of any Tax Authority. Certegy and the Certegy Group agree not to elect to be excluded from any such Consolidated Return.

          (d) Certegy and the Certegy Group agree to cooperate with Equifax, at Equifax's expense, in the preparation of any valuation studies or other reports which are appropriate or necessary for the preparation of the Consolidated Returns.

     5.2 Other Pre-Distribution Returns.

          (a) Equifax shall prepare and timely file all other Tax Returns of any member of the Equifax Group or the Certegy Group for all Tax Periods that are exclusively Pre-Distribution Periods and all Straddle Periods. Notwithstanding the foregoing sentence, Certegy shall prepare and timely file Tax Returns for any Pre-Distribution Period and any Straddle Period if such Tax Returns pertain exclusively to property or operations of the Certegy Group; provided that Equifax, at the reasonable request of Certegy, shall file sales and use tax returns pertaining to the operations of the Certegy Group that are required to be filed on or before September 30, 2001. Notwithstanding anything contained in the previous sentence, Equifax shall continue to file all Tax Returns of the members of the Certegy Group for any Pre-Distribution Period if the Tax Returns for such period are required to be filed on or prior to the Distribution Date. Certegy shall have a reasonable period under the circumstances to review each such Tax Return.

          (b) Certegy shall reimburse Equifax the aggregate amount of $63,000.00 for professional fees paid to Tarpley & Underwood, P.C. attributable to the preparation of 2000 and 2001 Tax returns for the Certegy Group, which amount (without interest) shall be payable in six equal monthly installments beginning on July 31, 2001.

     5.3 Post-Distribution Returns. Certegy shall prepare and timely file all Tax Returns of any member of the Certegy Group for Tax Periods that are exclusively Post-Distribution Periods, and Equifax shall prepare and timely file all Tax Returns of any member of the Equifax Group for Tax Periods that are exclusively Post-Distribution Periods.

     5.4 Cooperation; Exchange of Information. Each party shall be responsible for the timely submission to the other party of information of which it has knowledge regarding any Tax Item which may properly be included in any Tax Return to be filed by the other party or any member of the other party's Affiliated Group, and shall provide any and all other information and documentation (including, but not by way of limitation, working papers and schedules) reasonably requested by the other party for use in connection with the preparation and filing of any Tax Returns.

     5.5 Payment of 2000 Certegy Tax Liabilities; Certegy Tax Benefits.

          (a) Certegy shall pay to Equifax an amount equal to the aggregate amount of Taxes that would be owed by the Certegy Group for the Tax Period consisting of the 2000 calendar year to the extent that such Taxes must be paid by Equifax as part of a Consolidated Return (the "2000 Certegy Tax Liabilities"). Such amount shall be computed in a manner consistent with Section 2.4, and shall be reduced by any Tax Benefit of Equifax attributable to a Certegy Tax Item. Notwithstanding the above, such amount shall not include amounts related to separate returns filed on a combined or unitary basis, except to the extent consistent with the manner in which the Tax liabilities on such returns were allocated in prior years. Payment of the 2000 Certegy Tax Liabilities shall be due on or before the tenth (10/th/) day after receipt by Certegy of a notice including the applicable computations prepared by Equifax in connection with the filing of Equifax's Consolidated Return for the 2000 calendar year.

          (b) Equifax shall pay to Certegy any Tax Benefit of Equifax attributable to a Certegy Tax Item, to the extent that such Tax Benefit exceeds the amount of the 2000 Certegy Tax Liabilities. Payment of such amount shall be due on or before the tenth (10/th/) day after receipt by Certegy of a notice including the applicable computations prepared by Equifax in connection with the filing of Equifax's Consolidated Return for the 2000 calendar year.

     5.6 Payment of 2001 Certegy Estimated Tax Liabilities; Adjustment.

          (a) Certegy shall pay to Equifax an amount equal to the estimated aggregate amount of Taxes that would be owed by the Certegy Group for the Tax Period consisting of the 2001 calendar year to the extent that such Taxes must be paid by Equifax as part of a Consolidated Return (the "2001 Certegy Estimated Tax Liabilities"). Such estimated amount shall be computed in a manner consistent with Section 2.4, and shall be reduced by any Tax Benefit of Equifax attributable to a Certegy Tax Item. Notwithstanding the above, such estimated amount shall not include amounts related to separate returns filed on a combined or unitary basis, except to the extent consistent with the manner in which the Tax liabilities on such returns were allocated in prior years. Payment of the 2001 Certegy Estimated Tax Liabilities shall be due on or before the tenth (10/th/) day after receipt by Certegy of a notice including the applicable computations prepared by Equifax.

          (b) Upon the filing of the Consolidated Return for the Equifax Group's Tax Period ending December 31, 2001, the 2001 Certegy Estimated Tax Liabilities previously computed shall be restated and adjusted by Equifax based upon information then available. An adjusting payment shall be made by Equifax or Certegy as shall be required by any restatement or adjustment of the 2001 Certegy Estimated Tax Liabilities. Such payment shall be due on or before the tenth (10th) day after receipt by Certegy of a notice including the applicable computations prepared by Equifax.

          (c) Equifax shall pay to Certegy any Tax Benefit of Equifax attributable to a Certegy Tax Item, to the extent that such Tax Benefit exceeds the amount of the 2001 Certegy Tax Liabilities. Payment of such amount shall be due on or before the tenth (10th) day after receipt by Certegy of a notice including the applicable computations prepared by Equifax in connection with the filing of Equifax's Consolidated Return for the 2001 calendar year.

                                   ARTICLE VI
                          TAX CONTROVERSIES AND RECORDS

     6.1 Tax Controversies.

          (a) Each of Certegy and Equifax shall have full responsibility and discretion in handling, settling, or contesting any Tax Controversy involving a Tax for which such party is liable pursuant to Article II of this Agreement. If a Tax Controversy proceeding involves both (i) one or more issues that would result in Taxes for which Equifax is liable under this Agreement and (ii) one or more issues that would result in Taxes for which Certegy is liable under this Agreement, then Equifax and Certegy shall cooperate with each other to allow each party to conduct the Tax Controversy with respect to those issues that would result in Taxes for which such party is liable. Furthermore, Equifax may participate in any Tax Controversy with respect to Restructuring Taxes regardless of whether it has liability or indemnification obligations with respect to such Taxes under this Agreement.

          (b) The party responsible for any Tax Controversy shall use all reasonable efforts (taking into consideration all relevant facts and circumstances known to the party) to resist any deficiency assertions by any Tax Authority regardless of which party is ultimately responsible for any such Tax under this Agreement.

          (c) Equifax shall notify Certegy promptly of any communication with the IRS or other Tax Authority relating in whole or in part to any Certegy Issue.

               (i) Certegy shall have 30 days after receipt of such notice from Equifax within which to object to the proposed adjustment relating to a Certegy Issue (that is not an Equifax Issue). If Certegy does not notify Equifax within such 30 day period that it objects to the proposed adjustment, then subsections 6.1(c)(ii) through 6.1(c)(v) below shall not apply, and Equifax shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the issue, unless and until Certegy so notifies Equifax.

               (ii) If Certegy notifies Equifax that it objects to the proposed adjustment relating to a Certegy Issue (that is not an Equifax Issue), then Equifax shall not thereafter consent to the adjustment or compromise of such Certegy Issue without the consent of Certegy, but shall cooperate with Certegy to resolve the Certegy Issue on a basis acceptable to Certegy. Prior to the issuance of a notice of proposed adjustment or similar stage in the proceedings, however, Equifax shall be responsible for the conduct of the audit, including matters pertaining to such Certegy Issue. Equifax shall notify Certegy in advance of any conferences, meetings, and proceedings pertaining to the audit and, at its own expense, Certegy shall have the right to attend all such proceedings with any Tax Authority, the subject matter of which is or includes such Certegy Issue.

               (iii) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings, Certegy shall assume the conduct of all further proceedings, with counsel selected by it, at Certegy's sole expense, insofar as the proceedings relate to a Certegy Issue (that is not an Equifax Issue), and thereafter Certegy and Equifax shall jointly be responsible for the conduct of proceedings to contest such Certegy Issue.

               (iv) In the event that Equifax receives a notice of deficiency from the IRS, or a similar notice from any other Tax Authority, and such notice relates exclusively to one or more Certegy Issues (none of which are Equifax Issues) and does not relate to an Equifax Issue then:

                    (A) upon receiving a written request from Certegy, given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency, or a court of similar jurisdiction with respect to Taxes imposed by any other Tax Authority, Equifax shall timely file such petition (at Certegy's sole expense); or

                    (B) If (1) Certegy does not request Equifax to file a petition for redetermination of the deficiency pursuant to subsection 6.1(c)(iv)(A) hereof, (2) Certegy requests that Equifax file a claim for refund, and (3) Certegy provides Equifax with sufficient funds to pay the deficiency relating to the Certegy Issue, then Equifax (at Certegy's sole expense) shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

                    (C) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the Certegy Issue, then Certegy shall have the right to cause Equifax to appeal from such adverse determination at Certegy's sole expense.

                    (D) Certegy and its representatives, at Certegy's sole expense, shall be entitled to the extent permitted by law to participate in (1) all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which is a Certegy Issue (that is not an Equifax Issue), and (2) all appearances before any court, the subject matter of which is a Certegy Issue (that is not an Equifax Issue). The right to participate referred to in this subsection 6.1(c)(iv)(D) hereof shall include the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to a Certegy Issue (that is not an Equifax Issue).

               (v) If the proposed adjustment relating to a Certegy Issue is also an Equifax Issue (or if the proposed adjustment relates solely to an Equifax Issue that is not a Certegy Issue), then Equifax shall be fully responsible for the conduct of the Tax Controversy, including matters pertaining to any Certegy Issue, but Equifax shall use reasonable efforts to involve Certegy in the conduct of the Tax Controversy insofar as it relates to any Certegy Issue. Equifax shall notify Certegy in advance of any such proceedings and, at its own expense, Certegy may attend all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which is or includes any Certegy Issue. Certegy shall use all reasonable efforts to assist Equifax in resisting any deficiency assertions by any Tax Authority relating to any such Certegy Issue.

          (d) Certegy shall notify Equifax promptly of any communication with the IRS or other Tax Authority relating in whole or in part to any Equifax Issue.

               (i) Equifax shall have 30 days after receipt of such notice from Certegy within which to object to the proposed adjustment relating to an Equifax Issue (that is not a Certegy Issue). If Equifax does not notify Certegy within such 30 day period that it objects to the proposed adjustment, then subsections 6.1(d)(ii) through 6.1(d)(v) below shall not apply, and Certegy shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the issue, unless and until Equifax so notifies Certegy.

               (ii) If Equifax notifies Certegy that it objects to the proposed adjustment relating to an Equifax Issue (that is not a Certegy Issue), then Certegy shall not thereafter consent to the adjustment or compromise of such Equifax Issue without the consent of Equifax, but shall cooperate with Equifax to resolve the Equifax Issue on a basis acceptable to Equifax. Prior to the issuance of a notice of proposed adjustment or similar stage in the proceedings, however, Certegy shall be responsible for the conduct of the audit, including matters pertaining to such Equifax Issue. Certegy shall notify Equifax in advance of any conferences, meetings, and proceedings pertaining to the audit and, at its own expense, Equifax shall have the right to attend all such proceedings with any Tax Authority, the subject matter of which is or includes such Equifax Issue.

               (iii) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings, Equifax shall assume the conduct of all further proceedings, with counsel selected by it, at Equifax's sole expense, insofar as the proceedings relate to an Equifax Issue (that is not a Certegy Issue), and thereafter

          Certegy and Equifax shall jointly be responsible for the conduct of proceedings to contest such Equifax Issue.

               (iv) In the event that Certegy receives a notice of deficiency from the IRS, or a similar notice from any other Tax Authority, and such notice relates exclusively to one or more Equifax Issues (none of which are Certegy Issues) and does not relate to a Certegy Issue then:

                    (A) upon receiving a written request from Equifax, given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency, or a court of similar jurisdiction with respect to Taxes imposed by any other Tax Authority, Certegy shall timely file such petition (at Equifax's sole expense); or

                    (B) If (1) Equifax does not request Certegy to file a petition for redetermination of the deficiency pursuant to subsection 6.1(d)(iv)(A) hereof, (2) Equifax requests that Certegy file a claim for refund, and (3) Equifax provides Certegy with sufficient funds to pay the deficiency relating to the Equifax Issue, then Certegy (at Equifax's sole expense) shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

                    (C) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the Equifax Issue, then Equifax shall have the right to cause Certegy to appeal from such adverse determination at Equifax's sole expense.

                    (D) Equifax and its representatives, at Equifax's sole expense, shall be entitled to the extent permitted by law to participate in (1) all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which is an Equifax Issue (that is not a Certegy Issue), and (2) all appearances before any court, the subject matter of which is an Equifax Issue (that is not a Certegy Issue). The right to participate referred to in this subsection 6.1(d)(iv)(D) shall include the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to an Equifax Issue (that is not a Certegy Issue).

               (v) If the proposed adjustment relating to an Equifax Issue is also a Certegy Issue (or if the proposed adjustment relates solely to a Certegy Issue that is not an Equifax Issue), then Certegy shall be fully responsible for the conduct of the Tax Controversy, including matters pertaining to any Equifax Issue, but Certegy shall use reasonable efforts to involve Equifax in the conduct of the Tax Controversy insofar as it relates to any Equifax Issue. Certegy shall notify Equifax in advance of any such proceedings and, at its own expense, Equifax may attend all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which is or includes any Equifax Issue. Certegy shall use all reasonable efforts to assist Equifax in resisting any deficiency assertions by any Tax Authority relating to any such Equifax Issue.

     6.2 Cooperation.

          (a) Equifax and Certegy agree to afford full cooperation to one another and to their respective representatives, if any, in any Tax Controversy involving:

               (i) any Tax Return filed or required to be filed by or for any member of the Equifax Group or the Certegy Group for any Pre-Distribution Period, or

               (ii) any item or issue affecting Equifax's or Certegy's potential liability hereunder.

          (b) Such cooperation shall include, but not by way of limitation:

               (i) preparing responses to information requests by any Tax Authority;

               (ii) making available books, records and other documentation (including, but not by way of limitation, working papers and schedules) relevant to such proceeding, and systems support for documentation furnished in electronic form;

               (iii) making directors, officers, or employees available to appear in person for interview or for testimony;

               (iv) making employees available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder;

               (v) executing powers of attorney, tax information authorizations and any other necessary or appropriate authorizations;

               (vi) executing agreements with the Tax Authority or other documents reasonably necessary or appropriate for the settlement or pursuit of the contest of such issue; and

               (vii) doing whatever is reasonable under the circumstances to assist the other party in proving that a transaction on or after the Distribution Date does not give rise to Additional Restructuring Taxes.

     6.3 Record Retention. The parties, on behalf of themselves and the members of their respective Affiliated Groups, agree to retain all books, records, returns, schedules, documents and all material papers or relevant items of information for periods prior to the Distribution Date for the later of (a) seven (7) years or (b) the full period of the applicable statute of limitations, including any extensions thereof. If, under legislation enacted after the date of this Agreement, the statute of limitations with respect to a transaction does not begin to run until the IRS or other Tax Authority is notified of the transaction, then the statute of limitations for purposes of clause (b) of this Section 6.3 shall also not begin to run until such notification is given.

                                   ARTICLE VII
                                    PAYMENTS

     7.1 Payments in General. Any amount required to be paid by one party to the other pursuant to this Agreement (other than the payments described in Sections
5.5 and 5.6 and subsection 6.1(c)(iv)(B) and 6.1(d)(iv)(B)) shall be paid in immediately available funds within thirty (30) days after written demand therefor from the other party given after a Final Determination of the amount thereof.

     7.2 Treatment of Payments. In absence of any change in Tax treatment under the Code or other applicable Tax law, (a) any payments made pursuant to this Agreement by Certegy to Equifax shall be reported for Tax purposes by the parties as a distribution from Certegy to Equifax occurring on the Distribution Date immediately before the Distribution; and (b) any payments made pursuant to this Agreement by Equifax to Certegy shall be reported for Tax purposes by the parties as a contribution to the capital of Certegy by Equifax occurring on the Distribution Date immediately before the Distribution.

     7.3 Interest on Late Payments. Any amount payable under this Agreement by one party to another party shall, if not paid within ten (10) business days after the due date specified in this Agreement, bear interest from such due date until the date paid at the applicable Federal "short term rate" as defined in section 6621 of the Code in effect on the due date.

     7.4 Notice. Equifax and Certegy shall give each other prompt notice of any payment that may be due under this Agreement.

     7.5 Tax Items. Except to the extent already provided for in this Agreement, the amount of any indemnification payment required hereunder shall be reduced to take into account the Tax Benefit, if any, allowable to the indemnified party resulting from the event giving rise to such indemnification payment and shall be increased to take into account additional Taxes, if any, incurred by the indemnified party resulting from the receipt of such indemnification payment and any additional payment required by this section. The parties will cooperate with each other in good faith to determine the amounts described in this section.

                                  ARTICLE VIII
                            ADMINISTRATIVE PROVISIONS

     8.1 Interest. Except as expressly provided herein, no obligation to pay or right to collect interest or other amounts shall arise by virtue of this Agreement.

     8.2 Agency. It is understood and acknowledged that in accordance with Regulations section 1.1502-77, Equifax, as the common parent, is the agent for the members of the Affiliated Group of which Equifax is the common parent (including all members of the Certegy Group with respect to taxable years beginning before the Distribution Date) with respect to all matters referred to therein.

     8.3 Expenses. Except as otherwise expressly provided herein, each party to this Agreement hereby agrees to be responsible for all of the costs and expenses which it may incur in carrying out its duties hereunder.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

     Any controversy or claim between the parties arising out of or relating to this Agreement, or the breach hereof not resolved in the normal course of business shall be resolved pursuant to Section 15.10 of the Distribution Agreement, which provisions are hereby incorporated herein by this reference thereto.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     10.2 Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

     10.3 Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     10.4 Successors and Assigns. Except to the extent provided by operation of law or as provided herein, neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each party. If one or more persons acquires all or substantially all of the assets of Equifax or Certegy, Equifax and Certegy each agree that, as a condition to the closing of such acquisition, such person or persons must agree to indemnify the nonacquired party for any Restructuring Taxes incurred by that party as a result of such acquisition.

     10.5 Term. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by the parties or their successors and assigns.

     10.6 Guarantee of Performance; Rights Confined to Parties.

          (a) Each party hereby guarantees the performance of all actions, covenants, agreements, and obligations provided under this Agreement of each of its subsidiaries. Each party shall, upon the written request of the other party, cause any of its subsidiaries to formally execute this Agreement.

          (b) Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the Equifax Group and the Certegy Group.

     10.7 Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows::

               If to Equifax, to:       Equifax Inc.
                                        1550 Peachtree Street, N.W.
                                        Atlanta, Georgia 30309
                                        Attention: Phillip J. Mazzilli, Chief
                                        Financial Officer

               with a copy to:          Equifax Inc.

                                        1550 Peachtree Street, N.W.
                                        Atlanta, Georgia 30309
                                        Attn: Kent E. Mast, General
                                              Counsel


               If to Certegy, to:       Certegy Inc.
                                        555 NorthPointe Centre East
                                        Alpharetta, Georgia 30022
                                        Attn: Bruce S. Richards, Corporate
                                        Vice President, General Counsel
                                        and Secretary

               with a copy to:          Certegy Inc.
                                        P.O. Box 349
                                        Alpharetta, Georgia 30009
                                        Attn: Michael T. Volkommer,
                                              Corporate Vice President and
                                              Chief Financial Officer

     Either party may, by written notice delivered to the other party in accordance with this Section 10.7, change the address to which delivery of any notice shall thereafter be made.

     10.8 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

     10.9 Headings. The Article and Section headings set forth in this Agreement are included for administrative, organizational and convenience purposes, and are not intended to affect the meaning of the provisions set forth in this Agreement or to be used in the interpretation of this Agreement.

     10.10 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, without regard to the conflicts of law rules of such state.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

     10.12 Prior Tax Sharing Agreements. This Agreement shall supersede any and all tax sharing and indemnification (or similar) agreements between any of the members of the Equifax Group, on the one hand, and any of the members of the Certegy Group, on the other hand.

                      [signatures appear on following page]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        EQUIFAX INC.


                                        By: /s/ Kent E. Mast
                                            ------------------------------------
                                            Title: Corporate Vice President,
                                                   General Counsel and Secretary


                                        CERTEGY INC.


                                        By: /s/ Bruce S. Richards
                                            ------------------------------------
                                            Title: Corporate Vice President,
                                                   General Counsel and Secretary

                                    EXHIBIT A
                              Foreign Restructuring

1. Transfer of shares of Acrofax, Inc. from Equifax Credit Information Services, Inc. to Equifax and transfer of shares of Telecredit Canada Inc. from Equifax Canada Inc. to Equifax, including all interim transactions related to such transfer (the "Canadian Restructuring").

2. Transfer of shares of Procard S.A. from Equifax de Chile, S.A. to Payment Chile, S.A. ("Payment Chile") and transfer of shares of Payment Chile to Payment South America Holdings, Inc. ("Payment South America"), including all interim transactions related to such transfers (the "Chilean Restructuring").

3. Transfer of shares of Unnisa-Solucoes em Meios de Pagamento Ltda. ("Unnisa"), Equifax Cayman Islands, Ltd. and Partech Ltda. ("Partech") from Equifax do Brasil Ltda to Payment Brasil Holdings Ltda. ("Payment Brazil") and transfer of shares of Payment Brazil to Payment South America, including all interim transactions related to such transfers (the "Brazilian Restructuring").

4. Transfer of certain assets of Equifax plc related to U.K. Payment Services Business and stock of Transax plc and Certegy Card Solutions Ltd. to Certegy Ltd. ("Certegy U.K."), and transfer of shares of Certegy U.K. to Equifax, including all interim transactions related to such transfers (the "U.K. Restructuring").

                                    EXHIBIT B
                        Contemplated Restructuring Taxes

1.   Canadian income/withholding Tax on Canadian Restructuring transactions.

2.   Income/capital gain Tax on Brazilian Restructuring transactions.

3.   Income/capital gain Tax on Chilean Restructuring transactions.

                                    EXHIBIT C

                             SPECIAL REFUND CLAIMS

          Jurisdiction                             Tax Year
---------------------------------   -------------------------------------
Alabama -- income & franchise tax   1996, 1997, 1998
Alaska                              1998
Arizona                             1997, 1998
California                          Pre -- 1996, 1996, 1997, 1998
Colorado                            1997
Connecticut                         1998
Delaware                            1998
Florida                             Pre -- 1996, 1996, 1997, 1998
Georgia                             1996, 1997, 1998, 1999
Idaho                               1996, 1997, 1998
Illinois                            1996, 1997, 1998, 1999
Indiana                             1998
Iowa                                1999
Kansas                              1996
Kentucky                            1997, 1998
Louisiana                           Pre -- 1996, 1996, 1997, 1998, 1999
Massachusetts                       1998
Michigan                            Pre -- 1996, 1996, 1998
Minnesota                           1999
Mississippi                         1996, 1999
Missouri                            1996, 1997, 1998, 1999
Missouri Franchise                  1996
Montana                             1996, 1997, 1998
New Hampshire                       1996
New Jersey                          Pre -- 1996, 1996, 1997, 1998
New Mexico                          1996, 1997, 1998
New York state                      1996, 1997, 1998
New York MTA                        1996, 1997, 1998
New York city                       1996, 1997, 1998
North Carolina                      1996, 1997, 1998
Ohio                                1996, 1997, 1998
Oregon                              1998
Pennsylvania                        1996, 1997, 1998
Philadelphia                        1997, 1998
South Carolina                      1997, 1998
Tennessee                           1996, 1997
Utah                                1997
Virginia                            1996, 1997
Other Franchise                     Other refund claims totaling $50,736.